Exhibit 99.1

[TECO ENERGY, INC. LOGO]

FOR IMMEDIATE RELEASE

SIGNIFICANT OPERATIONS RESUME AT TECO BULK TERMINAL

TECO Barge Line Reports All Barges Removed from Levees

Tampa, Florida -October 13, 2005- TECO Energy, Inc. (NYSE: TE) reported today that TECO Transport’s TECO Bulk Terminal business, which is located in Davant, Louisiana, south of New Orleans, resumed operations on October 12 following Hurricane Katrina. TECO Bulk Terminal was flooded and without power following the passage of the hurricane and had one lightly utilized crane toppled by the storm.

TECO Bulk Terminal is currently operating river barge unloading equipment and one of its two systems for storing materials and loading oceangoing vessels at about 70% of normal rates . The second storage yard and handling system is currently under repair and will be returned to service in the near future.

TECO Energy Chief Operating Officer John Ramil said, “We are extremely proud of the hard work by all of TECO Transport’s team members to refloat 70 barges and return the terminal to service under extraordinary conditions. The return of our terminal to service, well ahead of other terminals in the area, speaks highly of the dedication and resourcefulness of our people. Their efforts helped limit the overall impact on our business. They did a terrific job.”

“TECO Transport’s third quarter net income will reflect both lost business and the direct costs of the hurricanes of about $6 million. We expect the fourth quarter results to reflect the restoration costs and effects on the business primarily in October. We have wind and flood insurance on the terminal, but not business interruption coverage. We are continuing to work with our insurance carrier on the claim, but the final amount will not be known until we finish assessing damage and return to full operations . We have resumed unloading river barges and loading oceangoing vessels and are looking forward to more normal operations in November,” Ramil continued.

TECO Energy, Inc. (NYSE: TE) is an integrated energy-related holding company with regulated utility businesses, complemented by a family of unregulated businesses. Its principal subsidiary, Tampa Electric Company, is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in waterborne transportation, coal and synthetic fuel production and electric generation and distribution in Guatemala.

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Note: This press release may be deemed to contain forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. Important factors that could impact TECO Transport’s actual results include the time needed for complete restoration of the terminal operations; the ultimate cost of the restoration efforts; the recovery of restoration costs under insurance claims; and the time required for customers to return their operations to normal. Information regarding other general factors that could cause actual results to differ from those forecasted is contained under “Risk Factors” in the company’s registration statement filed with the Securities and Exchange Commission on Sept. 9, 2005.

CONTACT:	News Media: Laura Plumb Investor Relations: Mark Kane	(813) 228-1572 (813) 228-1772

Internet:  www.tecoenergy.com

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